Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-227063
September 21, 2018

Viomi Technology Co., Ltd.

        Viomi Technology Co., Ltd., or the Company, has filed a registration statement on Form F-1 (including a prospectus) with the Securities and Exchange Commission, or the SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. Investors should rely upon the prospectus and any relevant free writing prospectus for complete details. You may obtain these documents and other documents the Company has filed for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Morgan Stanley & Co. LLC at 180 Varick Street room 214, New York, New York 10014, attention: Prospectus Department, by telephone at 1-866-718-1649 or via email: prospectus@morganstanley.com, or China International Capital Corporation Hong Kong Securities Limited at 28th Floor, 350 Park Avenue, New York 10022, via telephone at 1-646-794-8800 or via email: g_prospectus@cicc.com.cn. You may also access the Company's most recent prospectus dated September 21, 2018, which is included in Amendment No. 2 to the Company's registration statement on Form F-1, as filed with the SEC on September 21, 2018, or Amendment No. 2, by visiting EDGAR on the SEC website at:
https://www.sec.gov/Archives/edgar/data/1742770/000104746918006321/a2236698zf-1a.htm

        Viomi Technology Co., Ltd. filed an initial registration statement on Form F-1 (registration No. 333-227063) with the SEC via EDGAR on August 28, 2018, and filed Amendment No. 1 to the registration statement, or Amendment No. 1, on September 11, 2018. References to "we," "us," "our," and other terms that are used but not specifically defined in this free writing prospectus are used in the manner described in the preliminary prospectus that forms a part of Amendment No. 1, or the Preliminary Prospectus, which is available on the SEC website at www.sec.gov. This free writing prospectus reflects certain of the amendments to the Preliminary Prospectus. All references to page numbers are to the page numbers of the Preliminary Prospectus as included in Amendment No. 2.

PROSPECTUS FRONT COVER

  The following paragraph is added to the prospectus front cover following the fourth paragraph:

        Two of our existing shareholders, Xiaomi and Shunwei Talent Limited, have indicated to us their interest in subscribing up to a total of US$10 million worth of the ADSs in this offering at the initial public offering price and on the same terms as the other ADSs being offered in this offering. Assuming an initial public offering price of US$10.00 per ADS, which is the mid-point of the estimated offering price range, the number of ADSs to be purchased by Xiaomi and Shunwei Talent Limited would be up to 1,000,000 ADSs, or approximately 8.8% of the ADSs being offered in this offering. Such indications of interests are not binding agreements or commitments to purchase, and we and the underwriters are under no obligation to sell ADSs to them.

PROSPECTUS SUMMARY

  The following is added to the disclosure under the heading "The Offering" on page 10:

Indication of interest	Two of our existing shareholders, Xiaomi and Shunwei Talent Limited, have indicated to us their interest in subscribing up to a total of US$10 million worth of the ADSs in this offering at the initial public offering price and on the same terms as the other ADSs being offered in this offering. Assuming an initial public offering price of US$10.00 per ADS, which is the mid-point of the estimated offering price range, the number of ADSs to be purchased by Xiaomi and Shunwei Talent Limited would be up to 1,000,000 ADSs, or approximately 8.8% of the ADSs being offered in this offering. Such indications of interests are not binding agreements or commitments to purchase, and we and the underwriters are under no obligation to sell ADSs to them.

PRINCIPAL SHAREHOLDERS

  The following paragraph is added before the table on page 159:

        Two of our existing shareholders, Red Better Limited and Shunwei Talent Limited, have indicated to us their interest in subscribing up to a total of US$10 million worth of the ADSs in this offering at the initial public offering price and on the same terms as the other ADSs being offered in this offering. Assuming an initial public offering price of US$10.00 per ADS, which is the mid-point of the estimated offering price range, the number of ADSs to be purchased by Red Better Limited and Shunwei Talent Limited would be up to 1,000,000 ADSs, or approximately 8.8% of the ADSs being offered in this offering. Such indications of interests are not binding agreements or commitments to purchase, and we and the underwriters are under no obligation to sell ADSs to them.

UNDERWRITING

  The following paragraphs are added following the third paragraph on page 195:

        Two of our existing shareholders, Xiaomi and Shunwei Talent Limited, have indicated to us their interest in subscribing up to a total of US$10 million worth of the ADSs in this offering at the initial public offering price and on the same terms as the other ADSs being offered in this offering. Assuming an initial public offering price of US$10.00 per ADS, which is the mid-point of the estimated offering price range, the number of ADSs to be purchased by Xiaomi and Shunwei Talent Limited would be up to 1,000,000 ADSs, or approximately 8.8% of the ADSs being offered in this offering. Such indications of interests are not binding agreements or commitments to purchase, and we and the underwriters are under no obligation to sell ADSs to them.